UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date  of  Report  (Date  of  earliest  event  reported):  MARCH  9,  2004


                            ORBIT INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)




        DELAWARE                     0-3936            11-1826363
(State  or  other  jurisdiction   (Commission       (IRS  Employer
  of  incorporation)              File  Number)     Identification  No.)


                    80  CABOT  COURT
                HAUPPAUGE,  NEW  YORK                    11788
     (Address  of  principal  executive  offices)     (Zip  Code)


Registrant's  telephone  number,  including  area  code:  631-435-8300


                       NOT APPLICABLE
                       --------------
(Former name or former address, if changed since last report)

ITEM  12.  RESULTS  OF  OPERATIONS  AND  FINANCIAL  CONDITION.

     On March 9, 2004, Orbit International Corp. ("Orbit") issued a press release announcing its operating results for its fourth quarter and year ended December 31, 2003. The press release contains a non-GAAP disclosure that management feels provides useful information in understanding the impact of certain non-cash items to the Company's financial statements. Orbit's press release is hereby furnished as follows:



CONTACT                              FOR  IMMEDIATE  RELEASE
-------                              -----------------------
Mitchell  Binder
Vice  President-Finance
631-435-8300


                       ORBIT INTERNATIONAL CORP. ANNOUNCES
                             STRONG YEAR END RESULTS

    Earnings Beat Guidance Given for Year; Fourth Quarter Results In Line With
                                  Expectations

                  Strong Earnings Expected to Continue In 2004


Hauppauge, New York, March 9, 2004-Orbit International Corp. (NASDAQ:ORBT), a manufacturer of customized electronic components, subsystems and power units today announced results for the fourth quarter and year ended December 31, 2003.

For the year ended December 31, 2003, net sales increased 3% to $17,139,000 compared to $16,695,000 for the same period last year. Net income increased by 34% to $1,628,000, or $.55 per diluted share from $1,215,000, or $.42 per diluted share, for the prior period. During the year, the Company recorded net non-cash charges of approximately $133,000, principally due to the issuance of warrants to its investment banker, EarlyBirdCapital. The Company also recorded a non-cash income tax benefit of $100,000 related to an increase in the Company's deferred tax asset. Exclusive of these non-cash items, net income for the year ended December 31, 2003 increased to $1,661,000 ($.56 per diluted share) compared to $1,215,000 ($.42 per diluted share) for the same period a year ago.

For the three months ended December 31, 2003, net sales decreased 7% to $4,078,000 from $4,386,000 for the same period last year. Net income for the quarter decreased 23% to $321,000 from $417,000 for the same period a year ago. Earnings per share decreased to $.10 per diluted share compared to $.15 per diluted share in last year's corresponding period. During the quarter, the Company recorded a non-cash charge of approximately $45,000 due to the issuance of warrants to its investment banker, EarlyBirdCapital. Exclusive of this non-cash charge, net income for the quarter decreased to $366,000 ($.12 per diluted share) compared to $417,000 ($.15 per diluted share) for the same period a year ago.

The Company also announced its backlog at December 31, 2003 was approximately $10.1 million compared to $12.8 million a year ago principally due to the timing of the receipt of several large contracts. Furthermore, the current year backlog does not include $3,000,000 of anticipated orders, previously announced, from a customer for which the Company has been authorized to procure material.

The Company also reported that its balance sheet continues to strengthen. At December 31, 2003, total current assets were $11.1 million versus total current liabilities of $2.1 million-a 5.3 to 1 current ratio.

Dennis Sunshine, President and Chief Executive Officer commented, "We are very pleased with our operating results for 2003. Fourth quarter revenue and profitability was lower than a year ago but was in line with our expectations and as a result of customer delivery requirements. Furthermore, earnings and earnings per share exceeded our guidance given for the year. We continue to exercise excellent cost containment as evidenced by our improved gross profit and operating margins."

Sunshine added, "Both of our operating segments continue to pursue a significant amount of new business opportunities as well as repeat orders on existing business. Our confidence level remains very high with respect to receiving many of the orders we are pursuing with the timing always an uncertainty. We remain very encouraged by our business environment and expect our strong operating results to continue in 2004."

Sunshine concluded, "Our strong operating results have significantly strengthened our balance sheet. We continue to explore accretive acquisition opportunities that are compatible with our existing operation. Consistent with our policy last year, management will provide future guidance for revenue, earnings and earnings per share for 2004 when it reports its first quarter operating results."

Investors  Conference  Call
---------------------------
Orbit's Chief Executive Officer, Dennis Sunshine and Chief Financial Officer, Mitchell Binder will host a conference call for investors today at 11:00 a.m.
(EST). On the call, management will review the fourth-quarter and year-end results; a question-and-answer period will follow.

To  access  the  conference  call,  U.S.-based  investors  should  phone:
1-888-896-0863  and  use  the  conference  code:  4509259.

Overseas investors should phone: 973-582-2703 and use the 4409259 conference code.

Investors are requested to dial in 5 to 10 minutes before the 11:00 a.m. (EST) starting time.

For those who cannot listen live, a replay will be available starting at 1:00 p.m. (EST) today until March 11, 2004 at 6:00 p.m. (EST). For the replay, U.S.-based investors should phone: 1-877-519-4471 and use the conference code:
4509259. Overseas investors should phone: 973-341-3080 and use the 4509259 conference code.

Orbit International Corp., based in Hauppauge, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment. The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display. For a more detailed discussion of the risks inherent in the Company's business, the reader is referred to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002. The Company's web site can be visited at www.orbitintl.com.
                                                        -----------------

This  press  release  contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including $3,000,000 of anticipated orders for which the Company has been authorized to procure material, the significant amount of new business opportunities being pursued by both of the Company's operating segments, as well as repeat orders on existing business, the Company's high confidence level with respect to receiving many of the orders being pursued, the expectation that strong operating results will continue in 2004 and the Company continuing to explore accretive acquisition opportunities
that  are  compatible  with  its  existing  operation.   These  forward-looking
statements involve known and unknown risks, uncertainties and other factors that could cause the actual future results of the Company to be materially different from such forward looking statements. Factors that might result in such differences include, without limitation, the current economic climate and military conflicts, variable market conditions, changing needs of the defense sector and the Company's customers as well as the demands of different sellers regarding acquisition opportunities. The forward-looking statements contained in this press release speak only as of the date hereof. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.




                                 ORBIT INTERNATIONAL CORP
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                          (In thousands, except per share data)



                                          Three Months Ended           Year Ended
                                              December 31,             December 31,
                                         2003        2002          2003         2002
                                       -------    --------       --------    --------
Net sales                            $   4,078   $   4,386        $17,139      $16,695

Cost of sales                            2,247       2,411          9,673        9,883
                                     ---------    --------       --------     --------

Gross profit                             1,831       1,975          7,466        6,812

Selling, general and
  administrative expenses                1,534       1,577          6,039        5,666

Interest expense                           -            17              9           74

Investment and other income                (24)       (36)           (110)        (143)
                                      ---------   --------       --------     --------

Income before income taxes                 321         417          1,528        1,215

Income tax (benefit)                       -            -            (100)          -
                                      ---------  ---------         ------     --------

Net income                                 321         417           1,628       1,215


Basic earnings per share (a)              0.12        0.16            0.60        0.46

Diluted earnings per share (a)            0.10        0.15            0.55        0.42


Weighted shares outstanding (a)

  Basic                                  2,756       2,639           2,716       2,638

  Diluted                                3,069       2,840           2,970       2,862



(a)  retroactively  restated  to  reflect  a  twenty-five  percent  (25%)  stock dividend effective  August  15,  2003.






                            ORBIT INTERNATIONAL CORP
                         CONSOLIDATED BALANCE SHEET DATA





                                                12/31/03      12/31/02
                                             ------------  ------------
ASSETS
Current assets
  Cash and cash equivalents                  $   797,000   $ 2,022,000
  Investments in marketable securities            55,000         3,000
  Accounts receivable, less allowance
    for doubtful accounts                      2,615,000     1,355,000
  Inventories                                  7,077,000     7,109,000
  Other current assets                           158,000       154,000
  Deferred tax assets                            390,000        75,000
                                             ------------  ------------

    Total current assets                      11,092,000    10,718,000

Property and equipment, net                      164,000       218,000
Goodwill                                         868,000       868,000
Other assets                                     869,000       853,000
Deferred tax assets                              200,000       275,000
                                             ------------  ------------

    Total assets                              13,193,000    12,932,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long term
    obligations                                  149,000       201,000
  Accounts payable                               759,000     1,048,000
  Notes payable                                        -       766,000
  Accrued expenses                               842,000     1,029,000
  Accounts payable, accrued expenses,
    and reserves applicable to discontinued
    operations                                   252,000       555,000
  Customer advances                                    -        47,000
  Deferred income                                 85,000        85,000
                                             ------------  ------------

    Total current liabilities                  2,087,000     3,731,000

Deferred income                                  684,000       769,000
Long-term obligations                             30,000       173,000
                                             ------------  ------------

    Total liabilities                          2,801,000     4,673,000

Stockholders' Equity
  Common stock                                   403,000       391,000
  Additional paid-in capital                  24,583,000    24,090,000
  Accumulated deficit                         (4,744,000)   (6,372,000)
  Treasury stock, at cost                     (9,850,000)   (9,850,000)
                                             ------------  ------------
    Stockholders' equity                      10,392,000     8,259,000

    Total liabilities and
      stockholders' equity                    13,193,000    12,932,000


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:     March  9,  2004


                              Orbit  International  Corp.


                                By:  /s/  Dennis  Sunshine
                                     ---------------------
                                Dennis  Sunshine
                                Chief  Executive  Officer  and  President